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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
COMARCO, Inc.

     We consent to the incorporation by reference in the Registration Statements Nos. 33-42350, 33-37863, 33-44943, 33-45096, 33-50068, 33-63219, 333-1749,
333-78677, and 333-42350 on Forms S-8 of COMARCO, Inc. of our report dated March 15, 2001, relating to the consolidated balance sheets of COMARCO, Inc. and Subsidiaries as of January 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income and the related schedule for each of the years in the three-year period ended January 31, 2001, which report appears in the January 31, 2001 annual report on Form 10-K of COMARCO, Inc. and Subsidiaries.


                                                    KPMG LLP


Orange County, California
April 30, 2001